Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS PROVIDES FY23 Q3 BUSINESS UPDATE

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Preliminary FY23 Q3 net sales estimated to exceed $70 million, an increase of 27% over the prior year third quarter, subject to final review
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Preliminary backlog is estimated to be $175.1 million
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Preliminary operating income is estimated to be $7.6 million subject to final review, or 10.8% of net sales, an increase of 110% over the prior year quarter

LaFox, IL, March 21, 2023: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced preliminary results for its third quarter ended February 25, 2023, in conjunction with the Company’s presentation at the Sidoti & Company Virtual Small-Cap Investor Conference on Thursday, March 23, 2023. The Webinar link is https://sidoti.zoom.us/webinar/register/WN_8E3Af1CmRfu8G0EXT6A1kA and the presentation is available on the Company’s investor relations website at https://www.rell.com/investor-relations.

Preliminary fiscal year 2023 third-quarter net sales are expected to exceed $70 million, subject to final review, representing a 27% increase from the prior year’s third quarter. Revenue increased across the Company’s Green Energy Solutions, Power and Microwave Technologies, and Canvys business units from the same period a year ago due to strong end-market demand and successful growth initiatives. Preliminary backlog is expected to be approximately $175.1 million, which is down from $192.6 million at the end of the second quarter, and stable from the third quarter a year ago. Management expects operating income to increase 110% to $7.6 million subject to final review, or 10.8% of net sales, compared to $3.6 million, or 6.6% of net sales for the same period last year.

“Third quarter was another record sales quarter with high growth generated throughout most of our business units, which translated into robust operating income,” said Edward J. Richardson, Richardson Electronics’ Chief Executive Officer. “Sales to our semiconductor wafer fabrication equipment customers and our Green Energy Solutions group were particularly strong. Backlog remains stable but was down from the second quarter primarily associated with lower orders from semiconductor customers. Backlog in our Green Energy Solutions business increased 87.2% over the same period a year ago and was up 3.4% from second quarter levels. We look forward to sharing our full financial results when we release third-quarter results on April 5, 2023.”

The above information is preliminary and subject to completion, including the completion of customary financial statement closing and review procedures for the quarter ended February 25, 2023. As a result, the preliminary results set forth above reflect the Company’s preliminary estimate with respect to such information, based on information currently available to management. The Company’s actual financial results for the quarter ended February 25, 2023, may differ materially from these preliminary financial results. Further, these preliminary estimates are not a comprehensive statement or estimate of the Company’s financial results for the quarter ended February 25, 2023. These preliminary estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these preliminary estimates.

These preliminary estimates were prepared by the Company’s management and are based upon a number of assumptions. Additional items that may require adjustments to these preliminary estimates may be identified and could result in material changes to these preliminary estimates. Preliminary estimates of results are inherently uncertain, and the Company undertakes no obligation to update this information. The Company plans to issue financial results for the quarter ended February 25, 2023 on April 5, 2023.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. More than 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 1, 2022, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.